Exhibit 5.1
George P. Long, III, Esq.
Senior Counsel
The PNC Financial Services Group, Inc.
249 Fifth Avenue
Pittsburgh, Pennsylvania 15222-2707
November 19, 2008
The PNC Financial Services Group, Inc.
249 Fifth Avenue
Pittsburgh, Pennsylvania 15222-2707

RE:	Registration Statement on Form S-4
Ladies and Gentlemen:
     I have acted as counsel to The PNC Financial Services Group, Inc., a Pennsylvania corporation (the “Company”), in connection with the registration statement on Form S-4, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), for the registration of shares of the Company’s common stock, par value $5.00 per share, 9.875% Fixed-To-Floating Rate Non-Cumulative Preferred Stock, Series L, and Non-Cumulative Perpetual Preferred Stock, Series M (collectively, the “Securities”), that may be issued in connection with the merger of National City Corporation, a Delaware corporation (“National City”), with and into the Company, as described in the Registration Statement.
     In rendering this opinion, I have examined such corporate records and other documents, and have reviewed such matters of law, as I, or attorneys under my supervision, have deemed necessary or appropriate. In rendering this opinion, I have relied upon oral and written representations of officers of the Company and certificates of officers of the Company and public officials with respect to the accuracy of the factual matters addressed in such representations and certificates. In addition, in rendering this opinion I have assumed the genuineness of all signatures or instruments relied upon by me, and the conformity of certified copies submitted to me with the original documents to which such certified copies relate.
     I am a member of the Bar of the Commonwealth of Pennsylvania and I express no opinion as to the laws of any jurisdiction other than the federal laws of the United States, the Pennsylvania Business Corporation Law and the laws of the Commonwealth of Pennsylvania.
     Based on and subject to the foregoing, I am of the opinion that all necessary corporate action on the part of the Company has been taken to authorize the issuance of the Securities in connection with the Merger, and when the Registration Statement has been declared effective by order of the Commission and the Securities have been issued in accordance with the terms and conditions set forth in the Agreement and Plan of Merger, dated as of October 24, 2008, by and between the Company and National City, the Securities will be validly issued, fully paid and nonassessable.
     I hereby consent to be named in the Registration Statement and in the related proxy statement/prospectus contained therein as the attorney who passed upon the legality of the Common Stock and to the filing of a copy of this opinion as Exhibit 5.1 to the Registration Statement.

In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended. I assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

/s/ George P. Long, III, Esq.
George P. Long, III, Esq.